Filed Pursuant to Rule 433

Registration No. 333-217991

Issuer Free Writing Prospectus dated May 17, 2017

Relating to Preliminary Prospectus Supplement dated May 17, 2017

MARTIN MARIETTA MATERIALS, INC.

$300,000,000 Floating Rate Senior Notes due 2020

$300,000,000 3.450% Senior Notes due 2027

PRICING TERM SHEET

MAY 17, 2017

FLOATING RATE NOTES

Issuer:	Martin Marietta Materials, Inc.

Security:	Floating Rate Senior Notes due 2020

Principal Amount:	$300,000,000

Maturity Date:	May 22, 2020

Issue Price:	100.000% of principal amount, plus accrued interest, if any, from May 22, 2017

Interest Rate Basis:	Three-month LIBOR, reset quarterly

Spread to LIBOR:	Plus 65 basis points

Initial Interest Rate and Determination Date:	Three-month LIBOR determined as of the second London Business Day immediately preceding the Settlement Date plus 65 basis points; if three-month LIBOR cannot be determined as of such date, the initial three-month LIBOR will be 1.181%

Interest Payment Dates and Reset Dates:	Quarterly on February 22, May 22, August 22 and November 22, commencing on August 22, 2017

Interest Determination Dates:	Second London Business Day immediately preceding the applicable Interest Payment Date

Gross Proceeds to the Issuer:	$300,000,000

Optional Redemption Provisions:	None

Day Count Convention:	Actual/360, Adjusted

CUSIP / ISIN:	573284 AR7 / US573284AR77

FIXED RATE NOTES
Issuer:	Martin Marietta Materials, Inc.

Security:	3.450% Senior Notes due 2027

Principal Amount:	$300,000,000

Maturity Date:	June 1, 2027

Issue Price:	99.798% of principal amount, plus accrued interest, if any, from May 22, 2017

Benchmark Treasury:	2.375% due May 15, 2027

Benchmark Treasury Price and Yield:	101-11 and 2.224%

Spread to Benchmark Treasury:	Plus 125 basis points

Yield to Maturity:	3.474%

Coupon (Interest Rate):	3.450%

Interest Payment Dates:	Semi-annually on June 1 and December 1, commencing on December 1, 2017

Gross Proceeds to the Issuer:	$299,394,000

Optional Redemption Provisions:

Prior to March 1, 2027 (three months prior to the maturity date of the fixed rate notes) (the “Par Call Date”), make-whole call at any time at a discount rate of U.S. Treasury Rate plus 20 basis points (or 0.200%)

On or after the Par Call Date, at any time at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of redemption

Day Count Convention:	30/360

CUSIP / ISIN:	573284 AQ9 / US573284AQ94

FLOATING RATE NOTES AND FIXED RATE NOTE

Ratings:*	Baa3 / BBB+ / BBB (Moody’s / S&P / Fitch)

Trade Date:	May 17, 2017

Settlement Date:	May 22, 2015 (T+3)

Legal Format:	SEC Registered

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC BB&T Capital Markets, a division of BB&T Securities, LLC SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC

Co-Managers:	PNC Capital Markets LLC Regions Securities LLC The Williams Capital Group, L.P. MUFG Securities Americas Inc. Comerica Securities, Inc.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you a copy of the prospectus if you request it by calling Deutsche Bank Securities Inc. at (800) 503-4611, J.P. Morgan Securities LLC at (212) 834-4533, BB&T Capital Markets, a division of BB&T Securities, LLC, at (844) 499-2713, SunTrust Robinson Humphrey, Inc. at (800) 685-4786 or Wells Fargo Securities, LLC at (800) 645-3751.

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